Remarks by
Henry C. Wolf
Executive Vice President-Finance
Norfolk Southern Corporation

Financial Analysts Meeting
Chase Manhattan Bank-New York
April 23, 1997


OPENING REMARKS

     Good morning.  Thank you for joining us today.

     As you may have expected, Norfolk Southern's first quarter earnings reflect a charge for the cost of establishing and maintaining a $13 billion credit facility to acquire all shares of Conrail. As a result of our agreement with CSX, all but about $1.7 billion of this facility was terminated, necessitating a write-off for accounting purposes. This charge, which amounted to $77.2 million, reduced net income by $49.7 million, or $0.40 cents per share. Costs incurred to acquire the Conrail lines as set forth in our agreement with CSX will be capitalized and included in our purchase price. I will discuss the Conrail acquisition in greater detail later in the presentation.

     Excluding the one-time credit facility charge, we improved earnings from a year ago, achieving a new first quarter record for net income and earnings per share. Let's begin with a review of our first quarter results.


RAILWAY OPERATING REVENUES

     First quarter railway operating revenues were $1.05 billion, 3 percent above last year and an all-time quarterly record. Ike
Prillaman will provide you with details of our railway revenues in a few minutes.


MOTOR CARRIER OPERATING REVENUES

     First quarter motor carrier operating revenues were $203.7 million, 3 percent above last year. The higher revenues were derived from increased business in the High Value Products
Division, which continues to show improvement.

     As information, we have made a change in the presentation of motor carrier revenues in 1997 from a net to gross basis. Under this change, both revenues and expenses are increased by amounts previously subtracted in arriving at net revenues. Motor carrier operating income will not be affected by this change in presentation which is in keeping with the recent industry practice.

     Motor carrier revenues and expenses for prior years have been reclassified to conform with the 1997 presentation.


TRANSPORTATION OPERATING REVENUES

     Total transportation operating revenues in the first quarter were $1.25 billion, 3 percent above last year.


TRANSPORTATION OPERATING EXPENSES

     Total transportation operating expenses in the first quarter were $964.1 million, 1 percent above last year.


RAILWAY OPERATING EXPENSE ANALYSIS

     Railway operating expenses for the first quarter were $764.5 million, 1 percent higher than 1996.

     The largest increase was in materials, services and rents, up $17.5 million, or 12 percent, principally reflecting higher equipment rents due to: (1) a change in the mix of received and forwarded traffic; (2) new freight car leases, mainly covered hoppers and some box cars; and (3) the absence this year of income from leased locomotives.

     Purchased services were also higher as a result of handling charges, such as loading and unloading, and drayage, related to the large increases in automotive and intermodal traffic.

     Diesel Fuel expense increased $7.3 million, or 13 percent. This was due almost entirely to higher price per gallon, as fuel prices averaged $0.70 cents per gallon this year, 11 percent higher than the average of $0.63 cents per gallon in 1996. As the quarter progressed, we did see fuel prices decline and are hopeful that the trend continues.

     Partially offsetting higher expenses was a $15.4 million, or 4 percent decline in compensation and benefits expense, derived from lower accruals for stock-based compensation, and favorable experience in employee benefit costs.


RAILWAY OPERATING RATIO

     The 3 percent increase in railway operating revenues, combined with only a 1 percent increase in railway operating expenses produced a railway operating ratio of 73.1 percent. This represents a new first quarter record, surpassing last year's first quarter record of 74.2 percent by more than one percentage point.


INCOME FROM OPERATIONS

     First quarter income from operations was $285.6 million, a first quarter record, and 9 percent above last year.

     Income from railway operations was $281.5 million, also a first quarter record, and 7 percent higher than 1996.

     North American Van Lines continued to show improvement, particularly in the High Value Products division. In what is typically the weakest quarter for trucking companies, motor carrier operating income was $4.1 million, compared with a loss of $0.9 million in 1996. The improvement in this year's results was principally attributable to a favorable settlement of litigation.


TOTAL OTHER INCOME (EXPENSE)

     Total other income and expense for the first quarter was an expense of $87.1 million, compared with income of $5.8 million last year.

     By far the most significant item was a one-time $77.2 million charge to write-off costs incurred to establish and maintain a $13 billion credit facility in connection with our tender offer for all shares of Conrail. As a result of our agreement with CSX on a joint acquisition of Conrail and a division of its routes and assets, such a large credit facility was no longer necessary. We are now in the process of negotiating a smaller facility to assist in the financing of Norfolk Southern's portion of the Conrail acquisition.

     Interest income increased 9 percent, reflecting some growth in cash investments stemming from the suspension of our share purchase program.

     Interest expense increased by 39 percent reflecting the cost of borrowings to acquire 8.2 million shares of Conrail stock in mid February, and $200 million of medium-term notes issued in September of last year.

     Other-net was 20 percent below last year, principally as a result of smaller gains from property dispositions, partly offset by dividend income of $3.9 million from Conrail shares purchased in February, and a $7.4 million gain from the partial redemption of a partnership interest whose principal asset is a Washington office building.


INCOME BEFORE INCOME TAXES

     First quarter income before income taxes was $198.5 million.
Excluding the one-time credit facility charge, income before income taxes was $275.7 million, 3 percent higher than 1996.


PROVISION FOR INCOME TAXES

     The first quarter provision for income taxes was $70.7 million. Excluding the tax benefit from the one-time credit facility charge, the provision for income taxes was $98.2 million, or 1 percent lower than 1996.

     The first quarter effective tax rate was 35.6 percent, compared with last year's effective rate of 37 percent. The effective rate in 1997 reflects benefits from our investments in qualified gas properties, and favorable experience in accruals for state income taxes.


NET INCOME

     First quarter net income was $127.8 million. Excluding the one-time credit facility charge, net income was $177.5 million, 6 percent higher than last year, and a first quarter record.


EARNINGS PER SHARE

     Earnings per share for the first quarter were $1.02.
Excluding the one-time credit facility charge, earnings per share were $1.42, 8 percent higher than 1996, and also a first quarter record.


[MR. WOLF'S REMARKS RESUMED FOLLOWING CONCLUSION OF MR.
PRILLAMAN'S DISCUSSION OF NS' TRAFFIC RESULTS.]


CONRAIL MAP

     Now let's talk about Norfolk Southern and our joint acquisition of Conrail with CSX.

     -    Norfolk Southern and CSX have agreed to divide
Conrail's principal routes which form an "X" crossing in Ohio, with each company operating two of the four legs of the "X".

     - Under our Agreement with CSX, Norfolk Southern will operate legs of the "X" between Chicago and Cleveland, and the Conrail line between Cleveland and northern New Jersey via Pittsburgh and Harrisburg. In addition, Norfolk Southern will operate Conrail lines serving the metropolitan New York area.

     - Norfolk Southern will operate most Conrail lines in Michigan, Maryland, Delaware and Pennsylvania.

     -    Norfolk Southern and CSX will jointly operate
Conrail assets in major terminal areas such as Detroit and parts of New Jersey. The two companies will also share access to certain lines in Philadelphia, Indianapolis and to the rail lines serving the Monongahela coal fields in southwestern Pennsylvania.


ORGANIZATIONAL STRUCTURE-CONRAIL ACQUISITION

     - Norfolk Southern and CSX will form a joint acquisition company, to hold all Conrail shares, including the remaining Conrail shares outstanding that will be acquired for $115 per share under our joint tender offer.

     - The joint acquisition company will be equally controlled by Norfolk Southern and CSX. Following receipt of STB approval each company will control and operate the Conrail lines and assets allocated to it under our Agreement.

     - Norfolk Southern will contribute its Conrail stock and cash valued in total at $5.9 billion to the joint acquisition company for its 58 percent share of the acquisition, and CSX will contribute its Conrail stock and cash valued in total at $4.3 billion for its 42 percent share.

     - Upon closing the Joint Tender Offer, all shares of Conrail will be placed in a joint voting trust pending STB approval.

     - The percentage shares owned by Norfolk Southern and CSX, 58 percent and 42 percent, respectively, were determined based on an analysis of the line revenues and generally correspond with the line segment mileage.

     - It is expected that the assets to be operated by Norfolk Southern and CSX will be owned by separate Conrail subsidiaries controlled by Norfolk Southern and CSX, respectively. The assets will be operated by Norfolk Southern and CSX by means of operating, lease or other agreements or arrangements with the controlled Conrail subsidiaries.

     - Under our agreement with CSX, certain Conrail assets are to be shared and certain Conrail liabilities are to be pooled.

     - We expect that the Conrail corporate structure will be maintained and Conrail's existing debt will remain the obligation of Conrail. The Norfolk Southern and CSX cash contributions and lease or other payments to Conrail are anticipated to provide cash flows sufficient to meet Conrail's debt service and any remaining Conrail operating requirements.


NS + CONRAIL MAP

     As David Goode indicated, it is important for us to focus on the strategic opportunity for growth that this transaction offers us. First and foremost, that means revenue growth. The Conrail lines that will be operated by Norfolk Southern will extend our market reach to new and important markets. It will allow us to expand our single line service and focus on markets that may not have been fully developed.

     Before I present our view of the Conrail transaction, I want to point out that our analysis includes estimates of synergies in the form of incremental revenues and cost savings. The estimates are based upon the best available information at this time. The actual revenue increases, cost savings, synergies, and their impact on earnings and earnings per share may vary materially from those estimates. In addition, our analysis may be subject to revision as we develop our more detailed plan for Conrail that will be filed with the STB.


PROJECTED TRANSACTION BENEFITS-NET REVENUE SYNERGIES 1998-2000

     The projections that we are presenting assume STB approval will be received in early 1998, and that we begin achieving synergies commencing in the second quarter of 1998. We are hopeful that the STB will give expedited treatment to the proposed transaction since, unlike the western mergers, the proposed division of Conrail will create competition in the East, and will not just resolve two-for-one problems.

     Once STB approval has been obtained, we expect that this transaction will initially increase our railway operating revenues by more than 50 percent, based on our analysis of
revenues generated in the past.   As we develop the North-South
markets for intermodal and conventional traffic, and increase our role in the East-West markets between the Midwest and Northeast, we are projecting incremental growth in railway revenues to be about $132 million in 1998, $316 million in 1999 and $511 million in the year 2000.

     The projected incremental revenues are net of estimated losses due to enhanced competition. As information, all projections are shown in current dollars inflated at 3 percent per year.


PROJECTED TRANSACTION BENEFITS-OPERATING EXPENSE SYNERGIES
1998-2000

     Once STB approval has been obtained, we will have an opportunity to begin realizing operating expense synergies. This means that we will focus on making Conrail revenue streams as profitable as Norfolk Southern's. This will be accomplished through an immediate, and definitive series of actions such as:

     -    Reducing expenses for G&A

     - Improving Conrail's operating cost structure and cost control disciplines

     - Improved asset utilization on both Conrail and Norfolk Southern

     -    Improved safety and service levels

     - Increased through train service which will eliminate significant interchange handling, and

     - More efficient purchasing of material and equipment

     These actions are expected to produce operating expense savings of about $47 million in 1998, $180 million in 1999 and $307 million in the year 2000.


NS + CONRAIL TRANSACTION SYNERGIES SUMMARY 1998-2000

     As a result of operating savings and contribution from incremental revenues, we project total synergies of about $71 million in 1998, $236 million in 1999 and $399 million in 2000.


NS + CONRAIL PROJECTED ACCRETION (DILUTION) IN EPS 1997-2000

     It is anticipated that synergies from the acquisition of 58 percent of Conrail lines will result in earnings per share dilution of about 2 percent in 1997 and 3 percent in 1998. By
1999, accretion in earnings per share of 6 percent are anticipated, climbing to 15 percent in 2000.

     While it becomes more difficult to predict future earnings the further out we look, we expect that earnings accretion in the years beyond 2000 should exceed 17 percent. On a cash basis, the acquisition will be accretive to earnings per share beginning in 1998.

     Our comparisons for accretion and dilution are made on the assumption that Norfolk Southern would have resumed its aggressive share purchase program at the end of 1997 at a rate of six million shares per year.


PROJECTED RANGE OF GOODWILL

     The Conrail acquisition is estimated to produce goodwill as high as $1.2 billion. However, it is conceivable that there will be no goodwill. This wide range of values is due to many significant and complex factors which are not resolved at this point in the process. These factors include:

      - The appraised value of operating assets, including the allocation of those values to depreciable and non-depreciable assets which will impact the amount of additional depreciation.

      - The fair value of other assets, including benefit plan assets such as the pension plan, ESOP and Employee Benefit Trust.

      - The amount of severance and other termination benefits.

      - Adjustments made to reflect liabilities at fair value, including claim reserves.

      Whether the excess of purchase price over the book value of Conrail's net assets is assigned to assets or goodwill is really not significant because the effect on net income is approximately the same, since railroad assets are typically long-lived and goodwill is amortized over periods up to 40 years.


PROJECTED ADDITIONAL CAPITAL SPENDING - CONRAIL LINES

     Norfolk Southern plans to upgrade Conrail lines to meet both our operating expectations and those of our customers, principally by increasing both line and terminal capacity. Additional major spending initiatives will be made in the first two years, and will total approximately $195 million in 1998 and $205 million in 1999. In 2000, additional capital spending is expected to be $127 million.

     Capital spending synergies are expected to be at least $20 million annually. These include such items as savings resulting from purchasing materials and equipment constructed to our specifications, and economies of scale; equipment constructed in our own facilities; and reduced requirements for redundant computer systems and systems capacity.


PROJECTED CUMULATIVE REDUCTION IN DEBT 1998-2000

     To finance the remaining portion of the acquisition, Norfolk Southern will access public and private debt markets by issuing commercial paper and term debt. This new debt will bring the total borrowings, including the almost $1 billion paid in February, related to the Conrail acquisition, to $5.9 billion.

     Norfolk Southern plans to aggressively begin repaying debt. Through enhanced cash flows resulting from the acquired lines, and prudent cash management, it is anticipated that over $1 billion of debt will be retired by the end of the year 2000.


PROJECTED DEBT TO TOTAL CAPITALIZATION 1998-2000

     Norfolk Southern traditionally has had the lowest debt to total capitalization and the strongest balance sheet in the railroad industry.

     It is anticipated that the additional $5 billion in debt from our current level will bring our debt to total capitalization to about 60 percent. This will allow us to remain solidly investment grade.

     Strong earnings growth and aggressive debt retirements are expected to allow Norfolk Southern to reduce its debt to total capitalization to about 50 percent by the end of the year 2000.

     In closing, let me reemphasize that the financial projections that I have just given you are based on estimates and may change as matters progress.

     Thank you.